Certain identified information has been omitted because the omitted information is (i) not material and (ii) would likely cause competitive harm to OncoCyte Corporation if publicly disclosed. Omitted portions of this exhibit are marked [**].

LABORATORY AGREEMENT

THIS LABORATORY AGREEMENT (this “Agreement”) is made as of August 15, 2015 (the “Effective Date”) among Encore Clinical, Inc., a Delaware corporation (“Encore”), and Razor Genomics, Inc., a Delaware corporation (“Razor”). Each of Encore and Razor is hereinafter referred to as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Encore has obtained an exclusive, worldwide, and royalty-bearing license from the Regents of the University of California (the “License”) to a 14-gene assay that predicts clinical outcome in early stage lung cancer (the “Assay”);

WHEREAS, Encore has established a CLIA-certified laboratory (the “CLIA Laboratory”) to perform the Assay for clinical use and in connection with a clinical trial involving the use of the Assay to identify high-risk lung cancer patients for whom chemotherapy or other specific therapies may be appropriate to improve outcomes (the “Study”); and

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms, whenever used in this Agreement, shall have the following meanings:

“Affiliate” means, with respect to a Party to this Agreement, any current or future entity which controls, is controlled by, or is under common control with such Party for so long as such control is maintained. For purposes of this definition only, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Business Day” means any day that is not a Saturday, a Sunday or holiday on which banking institutions located in New York, New York are authorized or obligated by Law or executive order to close.

“CLIA” means the Clinical Laboratory Improvement Amendments of 1988, as amended, as set forth in 42 CFR part 493.

“Confidential Information” means information relating to all non-public information provided by one Party to another Party.

“Control” or “Controlled” shall mean with respect to Know-How or Patents, that the applicable Party has licensed (or otherwise obtained rights to or under) such Know-How or Patents from a third party and such Party has the right to grant sublicenses to such Know-How or Patents without any additional payments due to Third Parties from whom such rights are so obtained, unless the Party receiving such sublicense.

“Field” means the performance of CLIA-certified clinical or diagnostic testing services performed on patient samples.

“Governmental Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body, including the

U.S. Food and Drug Administration or the China Food and Drug Administration that regulates or otherwise exercises authority with respect to the Development or Commercialization of the Assay.

“Intellectual Property” means the Patents and the Know-How Controlled by a Party during the Term of this Agreement.

“Know-How” shall mean any and all confidential information, trade secrets, technology, know-how, genetic information (including information relating to any impairment, variance, or mutation thereof) discoveries, algorithms, unpatented inventions, developments, improvements, techniques, methods, test methods, processes, data (including development data), instructions, formulae, drawings and specifications, whether or not patentable or protectable.

“Laboratory Services” means the performance of CLIA-certified clinical or diagnostic testing services consisting of performance of the Assay for use in the Field.

“Patents” means (i) unexpired letters patent (including without limitation inventor’s certificates), including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal, or any like filing thereof, and (ii) pending applications for letters patent, including without limitation any continuation, divisional, or continuation-in-part thereof, and any provisional or nonprovisional applications in each case anywhere in the world.

“Person” means an individual, partnership, company, corporation, limited liability company, association, joint stock company, trust, joint venture, organization, business organization, estate, union and any authority or any department, agency or political subdivision thereof.

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ARTICLE 2

LABORATORY ACQUISITION OPTION

2.1 Laboratory Acquisition Option. In consideration of 1,500,000 shares of Razor common stock at the closing of this Agreement (the “Option Consideration”), Encore hereby grants to Razor and Razor accepts an exclusive option to acquire the CLIA Laboratory, including all rights to the Assay, in exchange for $500,000.00 during the Option Period as set forth in this Article 2 (the “Laboratory Acquisition Option”).

2.2 Exercise. For the period starting from the first anniversary of the Effective Date and continuing for 90 days thereafter (the “Option Period”), Razor will have the right to exercise the Laboratory Acquisition Option by delivering to Encore a written notice stating that Razor is exercising its option hereunder. Within 60 days after Encore’s receipt of such notice, Razor shall complete payment of $500,000.00 and Encore shall transfer to Razor all right, title and interest in and to the physical assets and materials, agreements and other assets owned by Encore that are specifically related to the CLIA Laboratory and the Assay.

2.3 Patent Costs. Beginning on the Effective Date and continuing until the exercise of the Laboratory Contribution Option, Razor agrees to reimburse Encore for of all royalties, license fees, milestone fees and patent prosecution costs related to the maintenance of the License.

ARTICLE 3

LABORATORY MANAGEMENT PAYMENTS

3.1 Payments. To support Encore’s ongoing management of the CLIA Laboratory, including but not limited to performance of Laboratory Services, Razor shall make the following payments to Encore (the “Laboratory Management Payments”):

	Payment due date	Amount due
(a)	Effective Date	USD 450,000
(b)	The first anniversary of the Effective Date	USD 300,000
(c)	The second anniversary of the Effective Date	USD 300,000
(d)	The third anniversary of the Effective Date	USD 300,000
(e)	The fourth anniversary of the Effective Date	USD 300,000

3.2 Timing of Laboratory Management Payments. Payments due to Encore pursuant to Section 3.1 shall be paid in full by Razor to Encore’s designated bank account within thirty (30) days after the occurrence of the applicable due date set forth above.

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ARTICLE 4

INTELLECTUAL PROPERTY OWNERSHIP

4.1 Ownership of Inventions. All inventions, discoveries, ideas, procedures, improvements in Know-How, new uses, processes and compounds involving the Assay which are conceived or reduced to practice during the Term of this Agreement (“Inventions”), whether patentable or not, shall be and remain the property of Razor. To the extent necessary to effect the intent of this Agreement, Razor hereby grants to Encore a non-exclusive, fully-paid, royalty-free license to make, use, sell, offer for sale and import the Inventions.

ARTICLE 5

CONFIDENTIALITY

5.1 Use, Nondisclosure. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, during the Term of this Agreement and for five (5) years thereafter, such Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose, other than as expressly provided for in this Agreement, any Confidential Information furnished to it by or on behalf of the other Party (the “Disclosing Party”) whether through oral, electronic, graphic, or other tangible or intangible means pursuant to this Agreement. The Receiving Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its, and its Affiliates, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

5.2 Exclusions. Confidential Information shall not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (b) is known by the Receiving Party at the time of receiving such information, as evidenced by its written records; (c) is hereafter furnished to the Receiving Party by a third party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party, without the use of Confidential Information of the Disclosing Party, as evidenced by the Receiving Party’s written records maintained in the ordinary course of business.

5.3 Necessary Disclosures. Each Party may disclose Confidential Information of another Party in the following instances:

(a) complying with applicable court orders, governmental regulations, or rules of a securities exchange provided that, in the event a Party is required to make a disclosure of another Party’s Confidential Information it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than commercially reasonable efforts;

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(b) disclosure to Affiliates, investors, licensees, acquirers, contractors, employees and consultants who need to know such information and who are directly involved in the Study or Services in accordance with this Agreement, on the condition that any such third parties agree to be bound by confidentiality and non-use obligations that are no less stringent than the terms of this Agreement; and

(c) disclosure to third parties in connection with due diligence or similar investigations by such third parties, provided, in each case, that any such third party agrees to be bound by reasonable obligations of confidentiality and non-use.

5.4 Termination or Expiry. At the conclusion of this Agreement, each Party shall within fifteen (15) days of such termination or expiry, either return the other Parties’ Confidential Information in its possession (including all copies) or shall, at the disclosing Party’s direction, destroy such Confidential Information (including all copies) and certify its destruction to the disclosing Party, except that each Party may keep one (1) archival copy to confirm compliance with its obligations hereunder.

5.5 Publicity. The Parties agree that no public disclosure, publicity release or announcement concerning the transactions contemplated hereby will be issued without the advance written consent of the other Parties except as such disclosure, release or announcement may be required (a) by applicable laws, (b) for filings with governmental agencies, (c) for prosecuting or defending litigation, and (d) for complying with applicable governmental regulations, court orders, and legal requirements, including filings with the U.S. Securities Exchange Commission or rules of a securities exchange, and with regulatory authorities, in each of which cases the Party required to make such disclosure, release or announcement will, to the extent reasonably practicable before making any such disclosure, release or announcement, afford the other Parties with a reasonable opportunity to review and comment upon such release or announcement and use reasonable efforts to seek confidential treatment of such information.

ARTICLE 6

ADDITIONAL AGREEMENTS OF THE PARTIES

6.1 Compliance with Law. Each Party will comply in all material respects with all applicable laws in performing its obligations and exercising its rights under this Agreement.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1 By All Parties. Each Party represents and warrants the following:

(a) it is duly organized, validly existing, and in good standing under the laws of the state and/or nation of its organization;

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(b) it has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder, and it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder;

(c) the Agreement has been duly executed and delivered on behalf of it, and constitutes a legal, valid, and binding obligation of such Party and is enforceable against it in accordance with its terms;

(d) the execution, delivery, and performance of this Agreement by it does not, and the consummation of the transactions contemplated hereby will not, violate or conflict with any provisions of its organizational documents, bylaws, any law or regulation applicable to it, or any agreement, instrument, order, judgment, or decree to which it is a party or by which it is bound that would materially affect its ability to consummate the transaction contemplated hereby or impair the rights being granted to the other Party; and

(e) all necessary consents, approvals, and authorizations of all Governmental Authorities and other third parties required to be obtained by such Party in connection with the entry into this Agreement have been obtained.

7.2 Foreign Corrupt Practices Act. In the performance of its obligations under this Agreement, none of the Parties shall take any action or otherwise act in any manner reasonably likely to render such other Party liable for a violation of the United States Foreign Corrupt Practices Act of 1977, as amended, which prohibits the offering, giving or promising to offer or give, directly or indirectly, money or anything of value to any official of a government, political party or instrumentality thereof in order to assist a Party in obtaining or retaining business (or otherwise breach any other applicable laws relating to bribery and corruption).

7.3 IMPLIED WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 7, NONE OF THE PARTIES MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO ITS INTELLECTUAL PROPERTY OR ANY OTHER MATTER, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnity by Encore. Encore shall indemnify the JV and its directors, officers, employees and agents from any costs, damages, liabilities or expenses (including reasonable legal fees and expenses) in connection with claims or actions brought by third parties (collectively, “Losses”) to the extent arising from the breach by or on behalf of Encore of its representations, warranties or obligations hereunder, or the negligence, gross negligence or willful misconduct of Encore, its Affiliates, independent contractors or sublicensees.

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8.2 Indemnity by Razor. Razor shall indemnify Encore and its directors, officers, employees and agents from any Losses to the extent arising from the breach by or on behalf of Razor of its representations, warranties or obligations hereunder, or the negligence, gross negligence or willful misconduct of Razor, its Affiliates or independent contractors.

8.3 Conditions of Indemnification. The indemnifying Party’s indemnity obligations as provided for in this Article 8 shall be conditioned upon the following:

(a) the indemnified Party providing prompt written notice of the applicable claim to the indemnifying Party;

(b) the indemnified Party permitting the indemnifying Party to have sole control over the investigation and defense of the applicable claim provided that the indemnifying Party shall not settle any claim without the indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or delayed and which consent shall be provided or withheld in any event within ten (10) days after the indemnified Party’s receipt of such settlement proposal;

(c) the indemnified Party reasonably cooperating with the indemnifying Party in the investigation and defense of such claim;

(d) the indemnified Party may not admit liability or wrongdoing on behalf of the other Party without the prior written consent of the other Party; and

(e) the indemnified Party’s agreement not to compromise or otherwise settle any such claim without the indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

8.4 Limitation of Liability. NO PARTY SHALL BE LIABLE TO THE OTHER PARTIES FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 8.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER ARTICLE 8, OR DAMAGES AVAILABLE FOR A BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 5.

ARTICLE 9

TERM AND TERMINATION

9.1 Term. This Agreement shall be effective as of the Effective Date and, unless earlier terminated in accordance with other provisions herein, shall remain in effect until the fifth anniversary of the Effective Date (the “Term”).

9.2 Termination for Material Breach. Any Party may terminate this Agreement if another Party materially breaches this Agreement and such breaching Party fails to cure the breach within thirty (30) days after receipt of written notice from a non-breaching Party, such notice specifying in detail the nature of the breach.

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9.3 Termination for Default. Any Party may terminate this Agreement if any other Party becomes bankrupt or insolvent, or is the subject of proceedings for liquidation or dissolution any of which results in an inability of such other Party to perform the functions of its business in their ordinary course, or ceases to carry on business or becomes unable to pay its debts as and when they become due and payable.

9.4 Effect of Termination. In the event of any termination of this Agreement pursuant to Article 9, all rights and obligations of the Parties hereunder shall terminate without any liability on the part of any Party in respect thereof, except that (a) the obligations of the Parties under Articles 4, 5, 8 9 and 10 of this Agreement shall remain in full force and effect and (b) such termination shall not relieve any Party of any liability for any fraud, intentional misrepresentation or criminal or willful misconduct, or a breach of the terms and provisions contained in this Agreement arising prior to termination.

ARTICLE 10

MISCELLANEOUS

10.1 Entire Agreement. This Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

10.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an enforceable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.3 Amendment and Waiver. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by all Parties. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement unless such Party provides an express written and signed waiver as to a particular matter for a particular period of time. No waiver by any of the Parties of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

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10.4 Successor and Assigns. Except as provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign (by contract, stock sale, operation of law or otherwise) either this Agreement or any of its rights, interests or obligations hereunder without the express prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void; provided that each Investor shall be permitted to assign this Agreement in whole or in part to (a) one or more Affiliates of such Investor or (b) a successor in interest (or its equivalent) of all or substantially all of its capital stock or relevant assets in the event of a merger, acquisition, consolidation or change of control. No assignment by any Party shall relieve such Party from any of its obligations hereunder.

10.5 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party hereto to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next Business Day; (c) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) Business Days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without regard to the principles of conflict of laws of the State of Delaware or any other jurisdiction. The Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware, for the purposes of seeking any injunctive relief or the enforcement of an arbitral award, agrees that process may be served upon it in any manner authorized by the Laws of the State of Delaware, and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction, venue and such process.

10.7 Dispute Resolution. If any dispute arises relating to this Agreement, prior to instituting any termination under Article 9 or any lawsuit or other dispute resolution process on account of such dispute, the Parties will attempt in good faith to settle such dispute first by negotiation and consultation between themselves, including referral of such dispute to the CEOs of the Parties. If the CEOs are unable to resolve such dispute or agree upon a mechanism to resolve such dispute within thirty (30) days after such matter is first submitted to them for resolution, then either Party may then submit such issue for resolution by arbitration. Any arbitration under this Section 10.7 shall be conducted by Judicial Arbitration and Mediation Services (“JAMS”) in [New York, New York] in accordance with the applicable JAMS rules by a single arbitrator. The arbitrator shall be provided by JAMS and appointed by mutual agreement of the Parties, or if the Parties cannot agree within thirty (30) days of the initial demand for arbitration, the arbitrator shall be selected in accordance with the Rules. If the Parties are unable to agree on an arbitrator, the arbitrator shall be selected by the chief executive of the New York office of JAMS. The Parties agree that the arbitrator shall have the power to resolve any disputes to be resolved pursuant to this Section 10.7 based on principles of fairness and equity. Each Party shall bear its own costs and expenses in connection with the arbitration; however, the Parties agree that, to the extent permitted by law, the arbitrator may award reasonable attorneys’ fees to the prevailing party. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, JAMS’ administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne equally by both Parties. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction, in accordance with Section 10.6 of this Agreement. This agreement to arbitrate is intended to be the exclusive method for resolving any and all claims by the Parties against each other for payment of damages under this Agreement; provided, however, that neither this Agreement nor the submission to arbitration shall limit the Parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction, in accordance with Section 10.6 of this Agreement. Seeking any such relief shall not be deemed to be a waiver of such Party’s right to compel arbitration. The Parties further agree that any arbitration shall be conducted on an individual basis, and no claims may be arbitrated on a class or collective basis. The Parties further agree that any arbitration shall be conducted on an individual basis, and no claims may be arbitrated on a class or collective basis.

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10.8 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement unless otherwise indicated;

(b) the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f) any law defined or referred to herein or in any agreement or instrument that is referred to herein means such law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor laws;

(g) references to a Person are also to its successors and permitted assigns; and

(h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

10.9 Execution and Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or portable document format (“.pdf”)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement.

10.10 Force Majeure. If a Party is prevented from complying, either totally or in part, with any of the terms or provisions set forth herein by reason of force majeure, including, by way of example and not of limitation, fire, flood, explosion, storm, earthquake, strike, lockout or other labor dispute, riot, war, rebellion, terrorist act, accidents, acts of God, failure of suppliers or any other similar cause, in each case to the extent beyond its reasonable control, said Party will promptly provide written notice of same to the other Parties. Such notice will identify the requirements of this Agreement or such of its obligations as may be affected, and such obligations will be suspended during the period of such disability, provided that the Party prevented from performing hereunder will use reasonable efforts to remove such disability and will continue performance whenever such causes are removed. The Party so affected will give to the other Party a good faith estimate of the continuing effect of the force majeure condition and the duration of the affected Party’s nonperformance.

10.11 Use of Names. No Party will use the name or trademark of any other Party in relation to this Agreement in any advertising, press release or other form of publicity without the prior written permission of such Party. This restriction shall not apply to materials used by either Party solely for financing purposes or to documents available to the public that identify the existence of the Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties hereto have executed this Laboratory Agreement on the day and year first above written.

ENCORE:

ENCORE CLINICAL, INC.

By:	/s/ David Jablons
Name:	David Jablons
Its:	Director

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IN WITNESS WHEREOF, the Parties hereto have executed this Laboratory Agreement on the day and year first above written.

RAZOR:

RAZOR GENOMICS, INC.

By:	/s/ Michael Mann
Name:	Michael Mann
Its:	CEO

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AMENDMENT TO THE LABORATORY AGREEMENT

This is an Amendment (“Amendment”) to that certain Laboratory Agreement (the “Agreement”) dated August 15, 2015 Encore Clinical, Inc., a Delaware corporation (“Encore”), and Razor Genomics, Inc., a Delaware corporation (“Razor”). Each of Encore and Razor is hereinafter referred to as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto further agree as follows:

1. Section 2.2 of the Agreement shall be deleted and replaced in its entirety with the following:

“Exercise. For the period starting from the first anniversary of the Effective Date and continuing for 90 days thereafter (the “Option Period”), Razor will have the right to exercise the Laboratory Acquisition Option by delivering to Encore a written notice stating that Razor is exercising its option hereunder (the “Option Notice”). Within 60 days after Encore’s receipt of such notice, Razor shall complete payment of $500,000.00 (the “Exercise Consideration”) and Encore shall transfer to Razor all right, title and interest in and to the physical assets and materials, agreements and other assets owned by Encore that are specifically related to the CLIA Laboratory and the Assay (the “Laboratory Assets”). In the event that Razor is unable to complete payment of the full Exercise Consideration within 60 days of delivering the Option Notice to Encore, Encore shall transfer to Razor only the License. Transfer of the reminder of the Laboratory Assets shall occur within 60 days after completion of payment of the full Exercise Consideration.”

2. Except as expressly amended by this Amendment, all other provisions of the Agreement shall remain unchanged and in full force and effect. Unless amended or first defined by this Amendment, all capitalized terms have the meanings ascribed to them in the Agreement. In the event of conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

3. This Amendment may be executed (including via facsimile signatures) by the Parties in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which shall constitute one and the same agreement, binding on the Parties as if each had signed the same document.

Signature page follows

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have signed this Amendment as of the dates set forth below.

ENCORE CLINICAL, INC.		RAZOR GENOMICS, INC.

By:	/s/ David Jablons	By:	/s/ Michael Mann
Name:	David Jablons	Name:	Michael Mann
Title:	Director	Title:	CEO
Date:	September 15, 2016	Date:	September 15, 2016

SECOND AMENDMENT TO THE LABORATORY AGREEMENT

This is a second Amendment (“Second Amendment”) to that certain Laboratory Agreement (the “Agreement”) dated August 15, 2015 and amended September 15, 2016, between Encore Clinical, Inc., a Delaware corporation (“Encore”), and Razor Genomics, Inc., a Delaware corporation (“Razor”). Each of Encore and Razor is hereinafter referred to as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto further agree as follows:

1. Article 3 of the Agreement shall be deleted and replaced in its entirety with the following:

ARTICLE 3

LABORATORY MANAGEMENT PAYMENTS

3.1 Payments. To support Encore’s ongoing management of the CLIA Laboratory as outlined in Section 3.3 of this Agreement, Razor shall make the following payments to Encore (the “Laboratory Management Payments”):

3.2 Timing of Laboratory Management Payments. Payments due to Encore pursuant to Section 3.1 shall be paid in full by Razor to Encore’s designated bank account within thirty (30) days after the occurrence of the applicable due date set forth above.

	Payment due date	Amount due
(a)	Effective Date	USD 450,000
(b)	The first anniversary of the Effective Date	USD 300,000
(c)	The second anniversary of the Effective Date	USD 325,000

3.3 Services Rendered. Encore’s ongoing management of the CLIA Laboratory shall encompass the following services:

(a) Lab maintenance (including routine equipment maintenance and provision of routine supplies, but not including equipment replacement, new equipment purchases or provision of supplies for assay validation or re-calibration)

(b) Assay maintenance (including QC and proficiency testing, and record keeping as required by CLIA regulations)

(c) Regulatory compliance

(d) Clinical performance of the assay (including reporting and all communication with requesting physicians and other providers)

2. Section 9.1 of the Agreement shall be deleted and replaced in its entirety with the following:

9.1 Term. This Agreement shall be effective as of the Effective Date and, unless earlier terminated in accordance with other provisions herein, shall remain in effect until September 14, 2018 (the “Term”).

3. Except as expressly amended by this Amendment, all other provisions of the Agreement shall remain unchanged and in full force and effect. Unless amended or first defined by this Amendment, all capitalized terms have the meanings ascribed to them in the Agreement. In the event of conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

4. This Amendment may be executed (including via facsimile signatures) by the Parties in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which shall constitute one and the same agreement, binding on the Parties as if each had signed the same document.

Signature page follows

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have signed this Amendment as of the dates set forth below.

ENCORE CLINICAL, INC.		RAZOR GENOMICS, INC.

By:	/S/ David Jablons	By:	/S/ Michael Mann
Name:	David Jablons	Name:	Michael Mann
Title:	Director	Title:	CEO
Date	3/6/2018	Date	3/6/2018

AMENDMENT TO THE CLIA LABORATORY COLLABORATION AGREEMENT

This is an Amendment (“Amendment”) to that certain CLIA Laboratory Collaboration Agreement (the “Agreement”) dated April 1, 2015, among Encore Clinical, Inc., a Delaware corporation (“Encore”), and CureSeq, Inc., a Delaware corporation (“CureSeq”). Each of Encore and Razor is hereinafter referred to as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto further agree as follows:

1. Section 2.2 of the Agreement shall be deleted and replaced in its entirety with the following:

2.2 Establishment of the Laboratory. Encore shall be responsible for all aspects of establishment and management of the Laboratory, including equipment costs, supply and reagent costs, and personnel. Encore shall also provide monthly payments of $10,000.00 to CureSeq in support of this collaboration. CureSeq shall provide guidance and technical support at the request of Encore where appropriate.

2. Section 9.1 of the Agreement shall be deleted and replaced in its entirety with the following:

9.1 Term. This Agreement shall be effective as of the Effective Date and, unless earlier terminated in accordance with other provisions herein, shall remain in effect until the tenth anniversary of the Effective Date (the “Term”). Upon expiration of the Term, Encore shall have the right to renew the Agreement for an additional period of five years.

3. Except as expressly amended by this Amendment, all other provisions of the Agreement shall remain unchanged and in full force and effect. Unless amended or first defined by this Amendment, all capitalized terms have the meanings ascribed to them in the Agreement. In the event of conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

4. This Amendment may be executed (including via facsimile signatures) by the Parties in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which shall constitute one and the same agreement, binding on the Parties as if each had signed the same document.

Signature page follows

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have signed this Amendment as of the dates set forth below.

ENCORE CLINICAL, INC.		RAZOR GENOMICS, INC.

By:	/s/ David Jablons	By:	/s/ Michael Mann
Name:	David Jablons	Name:	Michael Mann
Title:	Director	Title:	CEO
Date	August 1, 2018	Date	August 1, 2018

Certain identified information has been omitted because the omitted information is (i) not material and (ii) would likely cause competitive harm to OncoCyte Corporation if publicly disclosed. Omitted portions of this exhibit are marked [**].

Execution Copy

FOURTH AMENDMENT TO LABORATORY AGREEMENT

This Fourth Amendment to Laboratory Agreement (this “Fourth Amendment”) is made and entered into effective as of September 30, 2019 (the “Effective Date”), by and among (i) Encore Clinical, Inc., a Delaware corporation (“Encore”), (ii) Razor Genomics, Inc., a Delaware corporation (“Razor”), and (iii) OncoCyte Corporation, a California corporation (“OncoCyte”). Each of Encore, Razor and OncoCyte are hereinafter referred to as a “Party” and collectively as the “Parties”.

WHEREAS, Encore and Razor are parties to that certain Laboratory Agreement, dated as of August 15, 2015, as amended by the Amendment to Laboratory Agreement on September 15, 2016, the Second Amendment to Laboratory Agreement on March 6, 2018 and the Third Amendment to Laboratory Agreement on August 1, 2018 (the “Laboratory Agreement”);

WHEREAS, pursuant to that certain Subscription and Stock Purchase Agreement, dated as of September 4, 2019 (as amended from time to time in accordance with the terms thereof, the “Purchase Agreement”), by and among the Parties, the Parties agreed that, among other matters, as a condition to the consummation of the initial closing thereunder, the Parties will enter into a Sublicense and Distribution Agreement in substantially the form attached as Exhibit D thereto (the “License Agreement”), and a Development Agreement in substantially the form attached as Exhibit E thereto (the “Development Agreement”), each of which contemplates, among other matters, that prior to such initial closing, the Parties will amend the Laboratory Agreement to have OncoCyte become a party to the Laboratory Agreement and otherwise on the terms set forth below.

NOW THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto further agree as follows:

1. Definitions.

(a) The capitalized terms in the preamble and recitals hereto are hereby incorporated into the Laboratory Agreement as if they were fully set forth therein.

(b) Capitalized terms used but not defined in this Fourth Amendment will have the meanings ascribed to such terms in the Laboratory Agreement, or if not defined therein, in the License Agreement, or if not defined therein, in the Development Agreement, or if not defined therein, in the Purchase Agreement.

(c) The definition of “Business Day” in Article I of the Laboratory Agreement is hereby amended to replace “New York, New York” with “the State of California”.

(d) The definition of “Laboratory Services” in Article I of the Laboratory Agreement is hereby amended to add the following immediately prior to the period at the end thereof: “, including those services described in Section 3.3 hereof”.

2. Acknowledgement of Exercise of Laboratory Acquisition Option. Encore and Razor acknowledge that the Laboratory Acquisition Option was previously exercised by Razor during the Option Period, and that Razor acquired the CLIA Laboratory and the Laboratory Assets in accordance with Article 2 of the Laboratory Agreement.

3. Amendment to Laboratory Management Payments. Article 3 of the License Agreement is hereby deleted and replaced in its entirety with the following:

article 3

LABORATORY MANAGEMENT PAYMENTS; LABORATORY SERVICES

3.1 Payments. To support Encore’s ongoing management of the CLIA Laboratory and provision of the Laboratory Services as outlined in Section 3.3 of this Agreement, during the Term OncoCyte shall pay to Encore an annual fee of [**], payable in monthly installments of [**] per month (the “Laboratory Management Payments”).

3.2 Timing of Laboratory Management Payments. Payments due to Encore pursuant to Section 3.1 shall be paid in full by OncoCyte to Encore’s designated bank account, as set forth on Exhibit A hereto (or to such other bank account as Encore may designate in writing to OncoCyte after the date hereof), in monthly installments in arrears of [**] within thirty (30) days after the Effective Date and after the end of each monthly anniversary of the Effective Date during the Term. For any portion of the Term that is less than a full month, the monthly Laboratory Management Payment will be pro-rated based on the number of days in the Term as a percentage of the number of days in the month.

3.3 Laboratory Services. Encore’s ongoing management of the CLIA Laboratory and the Laboratory Services provided under this Laboratory Agreement shall include the following services:

(a) Lab maintenance (including routine equipment maintenance and provision of routine supplies, but not including equipment replacement, new equipment purchases, or provision of supplies for assay validation or re-calibration);

(b) Assay maintenance (including Quality Control and proficiency testing, and record keeping as required by CLIA regulations);

(c) Regulatory compliance;

(d) At the minimum, Encore shall provide the following staffing:

(i) One Clinical Laboratory Scientist (“CLS”) working 60% of a full-time equivalent to manage all daily operational, quality assurance and quality control functions; any additional CLS personnel are to be provided by OncoCyte as needed;

(ii) One laboratory director;

(iii) One domain expert and technical/clinical consultant;

(iv) One technical supervisor, CLIA regulatory expert consultant;

(e) Clinical performance of the Assay (including reporting and all communication with requesting physicians and other providers); OncoCyte shall be responsible for the cost of procuring all reagents and consumables required to perform the Assay; and

(f) Subject to landlord consent, Razor and Buyer shall be provided access and use of the facility located at 150 North Hill Dr., Brisbane, CA 94005 (the “Brisbane Facility”) for all activities at OncoCyte’s discretion;

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3.4 Additional Services. If OncoCyte reasonably determines that Encore needs to perform additional support or services not included as Laboratory Services in the Laboratory Agreement, then if requested by OncoCyte, the Parties will negotiate in good faith an additional addendum to this Laboratory Agreement pursuant to which Encore will provide such services and OncoCyte shall pay to all Encore its reasonable documented out-of-pocket incremental costs related to the provision of such additional support or services.

3.5 Use and Costs of Facility

(a) Notwithstanding anything to the contrary contained in the Laboratory Agreement, (i) OncoCyte will not be required to assume any lease of Razor or Encore for the CLIA Laboratory, (ii) OncoCyte will be entitled to lease laboratory space to Razor for performance of the Assay in support of the Clinical Trial or of any related commercialization of the Assay, (iii) OncoCyte may charge market rent for such space leased pursuant to clause (ii) above up to a maximum of [**], provided that OncoCyte shall assume the costs of transferring the CLIA Laboratory to OncoCyte laboratories, and (iv) if such costs for transferring the CLIA Laboratory are assumed pursuant to clause (iii) above, OncoCyte will assume any costs solely related to subletting and/or early termination of the Brisbane Facility lease for the CLIA Laboratory as incurred either by CureSeq, Inc., Encore or Razor.

(b) OncoCyte will pay for any modifications of the CLIA Laboratory that OncoCyte requires.

(c) Encore shall arrange for or compensate OncoCyte for removal of biological waste on site in the CLIA Laboratory as of the Effective Date. OncoCyte shall be responsible for the removal of biological waste generated in the CLIA Laboratory after the Effective Date.

(d) The CLIA Laboratory shall not be used for any activities other than the Clinical Trial and the commercialization of the Razor Assay as contemplated by the Development Agreement and the License Agreement without the express written permission of OncoCyte.

3.6 Laboratory Expenses and Clinical Trial Expense Reserve. The Parties acknowledge and agree that none of the expenses incurred by any of the Parties under or in connection with the Laboratory Agreement will be included as Clinical Trial expenses covered under the Clinical Trial Expense Reserve, including additional services as contemplated by Section 3.4 above, or otherwise required to be paid by OncoCyte under the Development Agreement.

3.7 Laboratory of Record. Razor hereby agrees that it will serve as the laboratory of record for the Razor Assay (i.e., the test report will state “Test performed at Razor Genomics Inc.”).

4. Amendment to Intellectual Property Rights. The Parties hereby amend Section 4.1 of the License Agreement so that all intellectual property rights in any and all Inventions that are conceived or reduced to practice in connection with the Laboratory Agreement after the Effective Date will be jointly owned by OncoCyte and Razor, and are hereby assigned to OncoCyte and Razor as joint owners. OncoCyte and Razor hereby grant Encore a limited, non-exclusive, royalty-free license to use such Inventions solely for purposes of carrying out work under the Laboratory Agreement and the Consulting Agreement.

5. Amendment to Implied Warranties. The Parties hereby amend Section 7.3 of the Laboratory Agreement to add (a) the following immediately after “WARRANTIES” in the third line thereof “IN THIS AGREEMENT” and (b) the following immediately after “DISCLAIMS” in the fifth line thereof “, SOLELY FOR PURPOSES OF THIS AGREEMENT,”.

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6. Amendment to Indemnification Provisions.

(a) Section 8.1 of the Laboratory Agreement is hereby deleted in its entirety and replaced with the following:

“8.1 Indemnity.

(a) Encore shall indemnify, defend and hold harmless each of OncoCyte and Razor and their respective Affiliates, directors, officers, employees and agents from and against any and all costs, damages, liabilities, losses or expenses (including reasonable legal fees and expenses) in connection with claims or actions brought by third parties (collectively, “Losses”) to the extent arising from the breach by or on behalf of Encore of its warranties or obligations under the Laboratory Agreement, or the negligence, gross negligence or willful misconduct of Encore, its Affiliates, directors, officers, employees, independent contractors, licensees or agents in connection with the Laboratory Agreement.

(b) Razor shall indemnify, defend and hold harmless each of OncoCyte and Encore and their respective Affiliates, directors, officers, employees and agents from and against any and all Losses to the extent arising from the breach by or on behalf of Razor of its warranties or obligations under the Laboratory Agreement, or the negligence, gross negligence or willful misconduct of Razor, its Affiliates, directors, officers, employees, independent contractors, licensees or agents in connection with the Laboratory Agreement.

(c) OncoCyte shall indemnify, defend and hold harmless each of Razor and Encore and their respective Affiliates, directors, officers, employees and agents from and against any and all Losses to the extent arising from the breach by or on behalf of OncoCyte of its warranties or obligations under the Laboratory Agreement, or the negligence, gross negligence or willful misconduct of OncoCyte, its Affiliates, directors, officers, employees, independent contractors, licensees or agents in connection with the Laboratory Agreement.”

(b) Section 8.2 of the Laboratory Agreement is hereby deleted in its entirety and replaced with the following: “[RESERVED].

7. Amendment to Term. Section 9.1 of the Agreement shall be deleted and replaced in its entirety with the following:

“9.1 Term. This Agreement shall be effective as of the Effective Date and, unless earlier terminated in accordance with other provisions herein, shall remain in effect until the second anniversary of the Effective Date (the “Term”); provided, that OncoCyte, at its sole discretion, shall have the right to extend the Term of this Agreement for an unlimited number of successive additional one year terms by providing written notice thereof to Razor and Encore no less than sixty (60) days prior to the end of the then expiring Term, and provided that OncoCyte agrees to negotiate in good faith an increase in Laboratory Management Payments for such extended one-year Term in response to a reasonable demonstration by Encore of an increase in its costs to provide the Laboratory Services.”

8. Amendment to Termination Rights. Article 9 of the Laboratory Agreement is hereby amended to renumber Section 9.4 therein as Section 9.5 and add the following new Section 9.4:

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“9.4 Additional OncoCyte Termination Rights.

(a) Upon the consummation of the Second Closing pursuant to the Purchase Agreement, OncoCyte shall have the right, at its sole election, to terminate the Laboratory Agreement without penalty by providing written notice thereof to Encore and Razor. Without limiting the foregoing, if requested in writing by OncoCyte to Encore and Razor after the consummation of the Second Closing, Encore and Razor will negotiate in good faith such amendments to the Laboratory Agreement as reasonably requested by OncoCyte.

(b) OncoCyte shall have the right, at its sole election, to terminate the Laboratory Agreement without penalty by providing written notice thereof to Encore and Razor if there is an event or occurrence that adversely affects, in any material respect, the Razor Assay or its prospects or its ability to be commercialized, and it remains continuing and uncured.

9. Amendment to Miscellaneous Provisions.

(a) Section 10.4 of the Laboratory Agreement is hereby amended to (i) delete the references to “Investor” therein and replace it with the term “Party” and (ii) add the following additional sentence at the end thereof: “This Laboratory Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein, expressed or implied shall give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.”.

(b) Section 10.5 of the Laboratory Agreement is hereby deleted in its entirety and replaced with the following:

“10.5 Notices. Any notice, request, instruction or other document to be given hereunder by a Party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile or email (with affirmative confirmation of receipt, and provided, that the Party providing notice shall within two (2) Business Days provide notice by another method under this Section 10.5 or (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

If to Encore or, at or prior to the Second Closing, Razor, to:	with a copy (which will not constitute notice) to:

Razor Genomics Inc.	Latham & Watkins LLP
150 N. Hill Drive, Suite 14	140 Scott Drive
Brisbane, CA 94005	Menlo Park, CA 94025
Attn: Michael Mann, CEO	Attn: Benjamin A. Potter, Esq.
Telephone No: [**]	Facsimile No.: [**]
Email: [**]	Telephone No: [**]
Email: [**]

If to OncoCyte or, after the Second Closing, Razor, to:	with a copy (which will not constitute notice) to:

OncoCyte Corporation	Ellenoff Grossman & Schole LLP
1010 Atlantic Avenue, Suite 102	1345 Avenue of the Americas, 11th Floor
Alameda, California 94501	New York, New York 10105
Attn: Albert P. Parker, COO	Attn: Matthew A. Gray, Esq.;
Telephone No: [**]	Robert Charron, Esq.
Email: [**]	Facsimile No.: [**]
Telephone No.: [**]
Email: [**]

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

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(c) Section 10.6 of the Laboratory Agreement is hereby deleted in its entirety and replaced with the following:

“10.6 Governing Law; Jurisdiction; Waiver of Jury Trial. This Laboratory Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to its choice of law principles). Subject to Section 10.7, for purposes of any dispute, action, claim, litigation or other legal proceeding (a “Proceeding”) arising out of or in connection with this Laboratory Agreement, or any transaction contemplated hereby, each of the Parties (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located in the State of California (and any appellate courts thereof), (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 10.5 shall be effective service of process for any Proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 10.6, and (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Laboratory Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Proceeding. The Parties hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with this Laboratory Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any Party in connection with such agreements.”

(d) Section 10.7 of the Laboratory Agreement is hereby deleted in its entirety and replaced with the following:

“10.7 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 10.7) arising out of, related to, or in connection with this Laboratory Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 10.7. A Party must, in the first instance, provide written notice of any Disputes to the other Parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The Parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within twenty (20) days of the notice of such Dispute being received by such other Parties subject to such Dispute; the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any Party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Laboratory Agreement are in conflict, the terms of this Laboratory Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each Party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under laboratory services agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the Parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each Party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any Party to do, or to refrain from doing, anything consistent with this Laboratory Agreement, the Purchase Agreement, the Development Agreement, the License Agreement, the Consulting Agreement and applicable law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant Party (or Parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the State of California, and the language of the arbitration shall be English.”

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(e) Article 10 of the Laboratory Agreement is hereby amended to add the following new Section 10.12:

“10.12 Remedies. Except as specifically set forth in this Laboratory Agreement, any Party having any rights under any provision of this Laboratory Agreement will have all rights and remedies set forth in this Laboratory Agreement and all rights and remedies which such Party may have been granted at any time under any other contract or agreement and all of the rights which such Party may have under any applicable law. Except as specifically set forth in this Laboratory Agreement, any such Party will be entitled to (a) seek to enforce such rights specifically, without posting a bond or other security or proving damages or that monetary damages would be inadequate, (b) to recover damages by reason of a breach of any provision of this Laboratory Agreement and (c) to exercise all other rights granted by applicable law. The exercise of any remedy by a Party will not preclude the exercise of any other remedy by such Party.”

10. Miscellaneous. Except as expressly provided in this Fourth Amendment, all of the terms and provisions of the Laboratory Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Fourth Amendment does not constitute, directly or by implication, an amendment, modification or waiver of any provision of the Laboratory Agreement, or any other right, remedy, power or privilege of any party to the Laboratory Agreement, except as expressly set forth herein. Any reference to the Laboratory Agreement in the Laboratory Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Laboratory Agreement, as amended or modified by this Fourth Amendment (or as the Laboratory Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Laboratory Agreement, as amended and modified by this Fourth Amendment (together with the Purchase Agreement, the Development Agreement, the License Agreement and the Consulting Agreement to the extent applicable), constitutes the entire agreement between the parties with respect to the subject matter of the Laboratory Agreement, as amended by this Fourth Amendment, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. In the event of any conflict between the terms of this Fourth Amendment and the Laboratory Agreement, the terms of this Fourth Amendment shall control. The provisions of Article 10 of the Laboratory Agreement (other than Section 10.1), as amended by this Fourth Amendment, are hereby incorporated herein by reference and apply to this Fourth Amendment as if all references to the “Laboratory Agreement” contained therein were instead references to this Fourth Amendment. The terms of this Fourth Amendment shall be interpreted, enforced, governed by and construed in a manner consistent with the provisions of the Laboratory Agreement, as amended by this Fourth Amendment.

{Remainder of Page Intentionally Left Blank; Signature Page Follows}

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IN WITNESS WHEREOF, the duly authorized representatives of the Parties have signed this Fourth Amendment effective as of the date first set forth above.

ENCORE CLINICAL, INC.		RAZOR GENOMICS, INC.

By:	/s/ Michael Mann	By:	/s/ Michael Mann
Name:	Michael Mann	Name:	Michael Mann
Title:	Chief Executive Officer	Title:	Chief Executive Officer

ONCOCYTE CORPORATION

By:	/s/ Ron A. Andrews
Name:	Ron A. Andrews
Title:	Chief Executive Officer

{Signature Page to Fourth Amendment to Laboratory Agreement}

Exhibit A

Designated Encore Bank Account

Bank Name:	[**]
Account Holder:	[**]
Account Number:	[**]
ABA Routing Number:	[**]